Exhibit 99.2 Mpower's April 24, 2001 Press Release


           Mpower Communications Defers Dividend on Preferred Shares



Rochester, NY -- April 24, 2001 - Mpower Communications Corp. (NASDAQ: MPWR), a provider of broadband high-speed Internet access and telephony services to business customers, today announced at an analysts' conference that it will defer declaring at this time the quarterly 7.25% dividend on its Series D convertible preferred shares.

This decision reflects management's belief that given Mpower's current stock price, it would be in the company's and its shareholders' best interest to accrue the dividend and pay it at a later date, as it has the right to do pursuant to the terms of the preferred stock.

Mpower Communications' President and Chief Executive Officer Rolla P. Huff noted that since the company had approximately $500 million in cash at year end, and since the dividend has historically been paid in stock, the decision to defer the dividend has nothing to do with the company's cash position or the company's ability to pay the dividend at this time.

"Our relationship with the capital markets is very important," stated Huff. "This is purely an issue of timing. We are very positive about the outlook on our business and intend to pay the dividend when our valuation improves."

A copy of the slide-show presentation used in the analysts' conference discussing the dividend and other matters can be obtained from Mpower's current report on Form 8-K filed today with the Securities and Exchange Commission or from the Investor Relations section of the company's website at www.mpowercom.com/corpinfo/relationships/htm.
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About Mpower Communications Corp.
Mpower Communications Corp. (NASDAQ: MPWR) is a facilities-based broadband communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. Further information about the company can be found at www.mpowercom.com.
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Forward-Looking Statements

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Mpower Communications cautions investors that certain statements contained in this press release that state Mpower Communications' and/or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, projections of future sales, market acceptance of our product offerings, our ability to secure adequate financing or equity capital to fund our operations and network expansion, our ability to manage rapid growth and maintain a high level of customer service, the performance of our network and equipment, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, changes in technology, price competition and other market conditions and risks detailed from time to time in Mpower's Securities and Exchange Commission filings.


Investor Relations Inquiries:                        Media Inquiries:
Tracy Gay                                            Michele Sadwick
Director                                             Vice President
716.218.6564                                         716.218.6542
tgay@mpowercom.com                                   msadwick@mpowercom.com
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